Exhibit 3.6

Le 15 janvier 2024

Technologies Marine Vision Inc.

Valerie Truchon

3900-l, Place Ville Marie Montreal (Quebec)

H3B 4M7

Numero d'entreprise du Quebec (NEQ): 1168491927
Numero de reference de la demande: 020200108972900

Norn de l'entreprise: Technologies Marine Vision Inc.

Objet : Envoi des statuts et du certificat de modification

Yous trouverez ci-joints les statuts et le certificat de modification que nous avons deposes au registre des entreprises le 15 janvier 2024 pour la societe par actions Technologies Marine Vision Inc., dont le numero d'entreprise du Quebec (NEQ) est le 1168491927.

Notez que vous devez produire chaque annee, durant la periode determinee par reglement, une declaration de mise a jour annuelle. De plus, s'il survient un changement concemant la societe, vous devez mettre a jour les renseignements declares au registre en produisant, dans les 30 jours suivant la date de ce changement, une declaration de mise a jour courante ou annuelle, selon le cas. Si vous avez modifie le nom constitutif de la societe et que ce nom etait lie a un ou plusieurs etablissements, vous devez egalement modifier les renseignements relatifs a cet ou ces etablissements.

Yous pouvez utiliser les services en ligne a partir de l'espace securise Mon bureau, disponibles a Quebec.ca. En vous authentifiant a l'aide du code clicSEQUR express ou clicSEQUR - Entreprises, vous pouvez produire des declarations en ligne, effectuer des paiements, suivre le traitement de vos demandes et recevoir les messages que le Registraire transmet a l'entreprise. Un code d'acces clicSEQUR express lui a deja ete attribue et expedie. Si vous l'avez egare ou si vous ne l'avez jamais re9u, vous devez cliquer sur l'hyperlien Code d'acces perdu ou oublie. Si vous souhaitez obtenir un code d'utilisateur clicSEQUR - Entreprises, vous devez inscrire l'entreprise a ce service. Pour plus d'information, vous pouvez consulter www.clicsequr.entreprises.gouv.qc.ca.

Par ailleurs, vous devez verifier la legalite et l'exactitude du contenu du certificat que nous vous transmettons, ainsi que les renseignements publies au registre.

... verso

Registraire des entreprises
Services Quebec
C. P. 1153, succ. Terminus
Quebec (Quebec) G1K 7C3	REQ-4213 (2023-06)

2

Si vous desirez obtenir des renseignements supplementaires, nous vous invitons a consulter Quebec.ca. Vous pouvez aussi communiquer avec Services Quebec au 418 644-0075 si vous habitez la region de Quebec, au 1 800 644-0075 (sans frais) si vous habitez ailleurs au Canada ou aux Etats-Unis, ou au 1 418 644-0075 (des frais s'appliquent) si vous habitez ailleurs dans le monde. Notez que le personnel de Services Quebec peut donner des explications, mais devra s'en tenir a!'information qui figure dans cette communication. Si vous etes un intermediaire autorise par le Registraire des entreprises a transmettre electroniquement des documents pour le compte d'un tiers, nous vous invitons a communiquer avec nous en utilisant les coordonnees que vous trouverez dans la Docutheque.

Nous vous remercions de votre collaboration et de votre apport visant a maintenir la qualite de l'information presentee au registre des entreprises.

Nous vous prions de recevoir nos salutations distinguees.

/s/ Maude Laflamme
Maude Laflamme

p. j. Documents

REQ-4213 (2023-06)

REZ-128 (2017-08)

Certificat de modification

Loi sur les societes par actions (RLRQ, chapitre S-31.1)

J'atteste que la societe par actions

Technologies Marine Vision Inc.

et sa version

Vision Marine Technologies Inc.

a modifie ses statuts en vertu de la Loi sur les societes par actions pour y integrer les modifications mentionnees dans les statuts de modification ci-joints.

Le 15 janvier 2024

Services Quebec

REZ-909 (2017-04) Page 1 de 1

Statuts de modification

Numero d'entreprise

du Quebec (NEQ):                  1168491927

Loi sur les societes par actions, RLRQ, chapitre S-31.1

1	Identification de la societe Nom de la societe par actions

Technologies Marine Vision Inc.

Version(s) du norn de la societe dans une autre langue que le frangais, s'il y a lieu

Vision Marine Technologies Inc.

2	Modification des statuts

2.1	Modification relative au nom

Norn de la societe par actions

2.2	Autres modifications

Refer to Schedule A-2024 attached hereto.

2.3	Date et heure a attribuer au certificat, s'il y a lieu

Date             Heure

3	Correction des statuts

4	Signature

Norn de l'adrninistrateur ou du dirigeant autorise

Kulwant Sandher

Signature electronique de

Kulwant Sandher

Reserve a !'administration

Nurnero de reference de la dernande : 020200108972900

Designation nurnerique :

Services Quebec

SCHEDULE A-2024

VISION MARINE TECHNOLOGIES INC.

TERMS OF THE

SERIES B CONVERTIBLE PREFERRED SHARES

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

"Agency Agreement" means the Agency Agreement, dated as of January 15 , 2024, by and between the Corporation and iA Capital Markets, a division of iA Private Wealth Inc., as amended, modified or supplemented from time to time in accordance with its terms.

"Alternate Consideration" shall have the meaning set forth in Section 7(e).

"Attribution Parties" shall have the meaning set forth in Section 6(d).

"Bankruptcy Event" means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

"Base Set Price" shall have the meaning set forth in Section 7(b).

"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Buy-In" shall have the meaning set forth in Section 6(c)(iv).

"Change of Control Transaction" means the occurrence after the date hereof of any of: (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(l) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital shares of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Shares and the other Securities); (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the shareholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction; (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the shareholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction; (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date); or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

"Closing" means the closing of the purchase and sale of the Securities pursuant to the terms of the Subscription Agreement.

"Closing Date" means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each purchaser's obligations to pay the purchase price under the Subscription Agreement, and (ii) the Corporation's obligations to deliver the Securities have been satisfied or waived.

"Commission" means the United States Securities and Exchange Commission.

"Common Shares" means the Corporation's common shares, no par value, and shares of any other class of securities into which such securities may hereafter be reclassified or changed.

"Common Share Equivalents" means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

"Conversion Date" shall have the meaning set forth in Section 6(a).

"Conversion Price" shall have the meaning set forth in Section 6(b).

"Conversion Shares" means, collectively, the Common Shares issuable upon conversion of the Preferred Shares in accordance with the terms hereof.

"Dilutive Issuance" shall have the meaning set forth in Section 7(b).

"Dilutive Issuance Notice" shall have the meaning set forth in Section 7(b).

"Distribution" shall have the meaning set forth in Section 7(d).

"Equity Conditions" means, during the period in question: (a) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any; (b) the Corporation shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of the Preferred Shares; (c) (i) there is an effective registration statement pursuant to which either: (A) the Corporation may issue Conversion Shares; or (B) the Holders are permitted to utilize the prospectus thereunder to resell all of the Common Shares issuable pursuant to the Transaction Documents (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future); or (ii) all of the Conversion Shares issuable pursuant to the Transaction Documents may be resold pursuant to Rule 144 without volume or manner-of- sale restrictions or current public information requirements as determined by the counsel to the Corporation as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders; or (iii) all of the Conversion Shares may be issued to the Holder pursuant to Section 3(a)(9) of the Securities Act and immediately resold without restriction; (d) the Common Shares are trading on a Trading Market and all of the Common Shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Corporation believes, in good faith, that trading of the Common Shares on a Trading Market will continue uninterrupted for the foreseeable future); (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, Common Shares for the issuance of all of the shares then issuable pursuant to the Transaction Documents; (f) the issuance of the Common Shares in question to the applicable Holder would not violate the limitations set forth in Section 6(d) herein; (g) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated; (h) the applicable Holder is not in possession of any information provided by the Corporation, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates, that constitutes, or may constitute, material non-public information.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Exempt Issuance" means the issuance of: (a) Common Shares or options to employees, officers or directors of the Corporation pursuant to any shares or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation; (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Transaction Documents and/or other securities exercisable or exchangeable for or convertible into Common Shares issued and outstanding on the date of the Subscription Agreement, provided that such securities have not been amended since the date of the Subscription Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities (other than in connection with shares splits or combinations); and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and (d) securities issued to a Canadian sovereign entity in connection with a capital raise; and (e) securities issued to third-party service providers, provided that such issuances shall not exceed 60,000 Common Shares in the aggregate in any calendar month and provided, further, that such securities are issued as "restricted securities" (as defmed in Rule 144).

"Forced Conversion Amount" means the sum of (a) 100% of the aggregate Stated Value then outstanding and (b) all fees, liquidated damages and other amounts due in respect of the Preferred Shares.

"Forced Conversion Date" shall have the meaning set forth in Section 8.

"Forced Conversion Notice" shall have the meaning set forth in Section 8.

"Forced Conversion Notice Date" shall have the meaning set forth in Section 8.

"Fundamental Transaction" shall have the meaning set forth in Section 7(e).

"Holder" shall have the meaning given such term in Section 2.

"IFRS" means International Financial Reporting Standards.

"Junior Securities" means the Common Shares and all other Common Share Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Shares in dividend rights or liquidation preference.

"Liquidation" shall have the meaning set forth in Section 5.

"Notice of Conversion" shall have the meaning set forth in Section 6(a).

"Original Issue Date" means the date of the first issuance of the Preferred Shares regardless of the number of transfers of any particular Preferred Shares and regardless of the number of certificates which may be issued to evidence such Preferred Shares.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint Shares company, government (or an agency or subdivision thereof) or other entity of any kind.

"Preferred Shares" shall have the meaning set forth in Section 2.

"Purchase Right" shall have the meaning set forth in Section 7(c).

"Securities" means the Preferred Shares, the Warrants and the Underlying Shares.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Set Price" shall have the meaning set forth in Section 6(b).

"Share Delivery Date" shall have the meaning set forth in Section 6(c).

"Stated Value" shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

"Subscription Agreement" means the Contrat de Souscription (Actions Privilegiees et Bons de Souscription), dated as of January 16, 2024, by and between the Corporation and each purchaser identified on the signature pages thereto, as amended, modified or supplemented from time to time in accordance with its terms.

"Subsidiary" means any active material subsidiary of the Corporation and shall, where applicable, also include any direct or indirect active material subsidiary of the Corporation formed or acquired after the date of the Subscription Agreement.

"Successor Entity" shall have the meaning set forth in Section 7(e).

"Trading Day" means a day on which the principal Trading Market is open for business.

"Trading Market" means any of the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTC Bulletin Board, OTCQB or OTCQX (or any successors to any of the foregoing).

"Transaction Documents" means this Schedule A-2024, the Subscription Agreement, the Agency Agreement, the Warrants, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Subscription Agreement.

"Transfer Agent" means VStock Transfer, the current transfer agent of the Corporation with a mailing address of 18 Lafayette Place, Woodmere, New York 11598, and any successor transfer agent of the Corporation.

"Underlying Shares" means the Common Shares issued and issuable upon conversion of the Preferred Shares and upon exercise of the Warrants.

"VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for such date (or the nearest preceding date) on the Trading Market on which the Common Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Shares are then reported in the "Pink Sheets" published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Shares so reported, or (d) in all other cases, the fair market value of a Common Share as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Preferred Shares then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

"Warrants" means, collectively, the Common Share Purchase Warrant delivered to the Holder at the Closing in accordance with the terms of the Subscription Agreement.

"Warrant Shares" means the Common Shares issuable upon exercise of the Warrants.

Section 2. Designation, Amount and Par Value. The series of preferred shares shall be designated as its Series B Convertible Preferred Shares (the "Preferred Shares") and the number of shares so designated shall be up to 3,000 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Shares (each, a "Holder" and collectively, the "Holders")). Each Preferred Share shall have no par value and a stated value equal to $1,000, subject to increase set forth in Section 3 below (the "Stated Value").

Section 3. Dividends.

a) Dividends. The holders of the outstanding Preferred Shares shall not be entitled to receive any dividends.

b) Other Securities. So long as any Preferred Shares shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire, directly or indirectly, any Junior Securities. So long as any Preferred Shares shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 6 or dividends due and paid in the ordinary course on Preferred Shares of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Preferred Shares remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Shares.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Shares shall have no voting rights. However, as long as any Preferred Shares are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding Preferred Shares voting separately as a single class with one vote per Preferred Share, in person or by proxy, either in writing without a meeting or at a meeting of such Holders: (a) alter or change adversely the powers, preferences or rights given to the Preferred Shares or alter or amend this Schedule A-2024; (b) authorize or create any class of shares ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Preferred Shares; (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders; (d) increase the number of authorized Preferred Shares; or (e) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Schedule A-2024, for each Preferred Share before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

a) Conversions at Option of Holder. Each Preferred Share shall be convertible, at any time and from time to time from and after the Original Issue Date, at the option of the Holder thereof, into that number of Common Shares (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such Preferred Shares by the Conversion Price. Holders shall effect conversions by providing the Corporation or its agent appointed to administer conversion of the Preferred Shares with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of Preferred Shares to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Notice of Conversion is delivered to the Corporation or its agent appointed to administer conversion of the Preferred Shares (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. Upon delivery of the Notice of Conversion by a Holder, such Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which the Preferred Shares have been converted, irrespective of the date such Conversion Shares are credited to the Holder's Depository Trust Company account or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Further, the calculations made by the Corporation or its agent appointed to administer conversion of the Preferred Shares concerning information required in a Notice of Conversion in the form attached hereto as Annex A that is not actually provided in a Notice of Conversion, shall control in the absence of manifest or mathematical error. To effect conversions of Preferred Shares, a Holder shall not be required to surrender the certificate(s) representing the Preferred Shares to the Corporation unless all of the Preferred Shares represented thereby are so converted, in which case such Holder shall deliver the certificate representing such Preferred Shares promptly following the Conversion Date at issue. Preferred Shares converted into Common Shares or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Conversion Price. The conversion price for the Preferred Shares shall be equal to $1.05, subject to adjustment herein (the "Set Price" or the "Conversion Price"); provided, however, the Conversion Price in connection with a forced conversion pursuant to Section 8 shall be the lesser of: (y) the then Set Price; and (z) 80% of the average VWAP during the five Trading Days ending on, and including, the Forced Conversion Date). Further, in no event shall the Conversion Price be less than $0.30, subject to adjustment herein (the "Floor Price").

c) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Within the earlier of(i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following each Conversion Date (the "Share Delivery Date"), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Preferred Shares, which Conversion Shares, if applicable, shall be free of restrictive legends and trading restrictions. For purposes hereof, "Standard Settlement Period" means the standard settlement period, expressed in a number of Trading Days, on the Corporation's primary Trading Market with respect to the Common Shares as in effect on the date of delivery of the Notice of Exercise.

ii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Share certificate delivered to the Corporation (if applicable) and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

iii. Obligation Absolute; Partial Liquidated Damages. The Corporation's obligation to issue and deliver the Conversion Shares upon conversion of Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation oflaw by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Shares, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Shares of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of the Preferred Shares which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Shares being converted, $50 per Trading Day (increasing to $100 per Trading Day on the fifth Trading Day and increasing to $200 per Trading Day on the tenth Trading Day after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv. Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder's brokerage firm otherwise purchases, Common Shares to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Corporation shall: (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder's total purchase price (including any brokerage commissions) for the Common Shares so purchased exceeds (y) the product of (1) the aggregate number of Common Shares that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions): and (B) at the option of such Holder, either reissue (if surrendered) the Preferred Shares equal to the number of Preferred Shares submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of Common Shares that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Preferred Shares with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver the Conversion Shares upon conversion of the Preferred Shares as required pursuant to the terms hereof.

v. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares for the sole purpose of issuance upon conversion of the Preferred Shares, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Shares), not less than such aggregate number of the Common Shares as shall (subject to the terms and conditions set forth in the Subscription Agreement) be issuable at the Floor Price (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding Preferred Shares. The Corporation covenants that all Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Shares. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the then Conversion Price or round up to the next whole share.

vii. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Preferred Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such Preferred Shares and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

Section 7. Certain Adjustments.

a) Share Dividends and Share Splits. If the Corporation, at any time while Preferred Shares are outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions payable in Common Shares on the Common Shares or any other Common Share Equivalents; (ii) subdivides outstanding Common Shares into a larger number of shares; (iii) combines (including by way of a reverse share split) outstanding Common Shares into a smaller number of shares; or (iv) issues, in the event of a reclassification of its Common Shares, any shares of the Corporation, then the Set Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of Common Shares outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. If at any time and from time to time when the Preferred Shares are outstanding there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving the Common Shares (each, a "Share Combination Event", and such date thereof, the "Share Combination Event Date") and the Event Market Price is less than the Conversion Price then in effect (after giving effect to the adjustment in this Section 7(a)), then on the sixth (6th) Trading Day immediately following such Share Combination Event Date, the Conversion Price then in effect on such sixth (6th) Trading Day (after giving effect to the adjustment in this Section 7(a)) shall be reduced (but in no event increased) to the greater of the (i) Event Market Price and (ii) Floor Price. For the avoidance of doubt, if the adjustment in the immediately preceding sentence would otherwise result in an increase in the Conversion Price hereunder, no adjustment shall be made. For purposes hereof, the "Event Market Price" means, with respect to any Share Combination Event Date, the quotient determined by dividing (x) the sum of the VWAP of the Common Shares for each of the five (5) Trading Days ending and including the Trading Day immediately preceding the sixth (6th) Trading Day after such Share Combination Event Date, divided by (y) five (5).

b) Subsequent Equity Sales. If, at any time while the Preferred Shares are outstanding, the Corporation or any Subsidiary, as applicable sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Shares or Common Share Equivalents entitling any Person to acquire Common Shares at an effective price per share that is lower than the then Set Price (such lower price, the "Base Set Price" and such issuances, collectively, a "Dilutive Issuance") (if the holder of the Common Shares or Common Share Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Shares at an effective price per share that is lower than the Set Price, such issuance shall be deemed to have occurred for less than the Set Price on such date of the Dilutive Issuance), then the Set Price shall be reduced to equal the greater of the (i) Base Set Price and (ii) Floor Price. Such adjustment shall be made whenever a Dilutive Issuance occurs. Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an Exempt Issuance. The Corporation shall notify the Holders in writing, no later than the Trading Day following a Dilutive Issuance indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the "Dilutive Issuance Notice"). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Set Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Set Price in the Notice of Conversion.

c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of shares of Common Shares (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Shares acquirable upon complete conversion of such Holder's Preferred Shares (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights.

d) Pro Rata Distributions. During such time as the Preferred Shares are outstanding, if the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of the Preferred Shares, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Common Shares acquirable upon complete conversion of the Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, ifno such record is taken, the date as of which the record holders of Common Shares are to be determined for the participation in such Distribution.

e) Fundamental Transaction. If, at any time while the Preferred Shares are outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person; (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions; (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Shares; (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property; or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a shares or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such shares or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, upon any subsequent conversion of the Preferred Shares, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of the Preferred Shares), the number of Common Shares of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of Common Shares for which the Preferred Shares are convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of the Preferred Shares). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Common Share in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Preferred Shares following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Schedule A-2024 (or such similar document that may be required) with the same terms and conditions and issue to the Holders new preferred shares consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred Shares into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Corporation under this Schedule A-2024 and the other Transaction Documents in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of Preferred Shares, deliver to the Holder in exchange for the Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares which are convertible for a corresponding number of shares of capital Shares of such Successor Entity (or its parent entity) equivalent to the Common Shares acquirable and receivable upon conversion of Preferred Shares (without regard to any limitations on the conversion of the Preferred Shares) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares (but taking into account the relative value of the Common Shares pursuant to such Fundamental Transaction and the value of such shares, such number of shares and such conversion price being for the purpose of protecting the economic value of the Preferred Shares immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Schedule A-2024 and the other Transaction Documents referring to the "Corporation" shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Schedule A-2024 and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

f) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 11100th of a share, as the case may be. For purposes of this Section 7, the number of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Shares (excluding any treasury shares of the Corporation) issued and outstanding.

g) Notice to the Holders.

i. Adjustment to Conversion Price. Whenever the Set Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by email a notice setting forth the Set Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If: (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Shares; (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Shares; (C) the Corporation shall authorize the granting to all holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of any class or of any rights; (D) the approval of any shareholders of the Corporation shall be required in connection with any reclassification of the Common Shares, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Shares are converted into other securities, cash or property; or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Shares, and shall cause to be delivered by email to each Holder at its last email address as it shall appear in the share registers of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating; (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined; or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 6-K. The Holder shall remain entitled to convert the Preferred Shares (or any part hereof) during the 20- day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Forced Conversion. Notwithstanding anything herein to the contrary, on the one-year anniversary of the Original Issue Date, the Corporation shall deliver a written notice to all Holders (a "Forced Conversion Notice" and the date such notice is delivered to all Holders, the "Forced Conversion Notice Date") to cause each Holder to convert all or part of such Holder's Preferred Shares (as specified in such Forced Conversion Notice) plus all liquidated damages and other amounts due in respect of the Preferred Shares pursuant to Section 6, it being agreed that the "Conversion Date" for purposes of Section 6 shall be deemed to occur on the second Trading Day following the Forced Conversion Notice Date (such second Trading Day, the "Forced Conversion Date"). The Corporation may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Corporation shall not be effective, unless all of the Equity Conditions have been met on each Trading Day during the period beginning on the Forced Conversion Notice Date through and including the later of the Forced Conversion Date and the Trading Day after the date that the Conversion Shares issuable pursuant to such forced conversion are actually delivered to the Holders pursuant to the Forced Conversion Notice.

Section 9. Negative Covenants. As long as any Preferred Shares are outstanding, unless the Holders of at least 51% in Stated Value of the then outstanding Preferred Shares shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

a) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

b) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of Common Shares, Common Share Equivalents or Junior Securities, other than as to (i) the Conversion Shares or Warrant Shares as permitted or required under the Transaction Documents and (ii) repurchase Common Shares or Common Share Equivalents of departing officers and directors of the Corporation, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors for so long as the Preferred Shares are outstanding;

c) pay cash dividends or distributions on Junior Securities of the Corporation;

d) enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm's-length basis and expressly approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval); or

e) enter into any agreement with respect to any of the foregoing.

Section 10. Corporation Optional Redemption.

(a) Corporation Optional Redemption. At any time while the Preferred Shares are outstanding, the Corporation shall have the right to redeem all, but not less than all, of the Stated Value then outstanding (the "Corporation Optional Redemption Amount") on the Corporation Optional Redemption Date (each as defined below) (a "Corporation Optional Redemption"). The Preferred Shares subject to redemption pursuant to this Section lO(a) shall be redeemed by the Corporation in cash at a price (the "Corporation Optional Redemption Price") equal to 120% of the Stated Value being redeemed as of the Corporation Optional Redemption Date. The Corporation may exercise its right to require redemption under this Section l0(a) by delivering a written notice thereof by electronic mail and overnight courier to all, but not less than all, of the holders of Preferred Shares (the "Corporation Optional Redemption Notice" and the date all of the holders of Preferred Shares received such notice is referred to as the "Corporation Optional Redemption Notice Date"). The Corporation may deliver only one Corporation Optional Redemption Notice hereunder and such Corporation Optional Redemption Notice shall be irrevocable. The Corporation Optional Redemption Notice shall (x) state the date on which the Corporation Optional Redemption shall occur (the "Corporation Optional Redemption Date") which date shall not be less than ten (10) Trading Days nor more than twenty (20) Trading Days following the Corporation Optional Redemption Notice Date, and (y) state the aggregate Stated Value which is being redeemed in such Corporation Optional Redemption from the Holder and all of the other holders of Preferred Shares on the Corporation Optional Redemption Date. The Corporation may not deliver a Corporation Optional Redemption Notice, and any Corporation Optional Redemption Notice delivered by the Corporation shall not be effective, unless all of the Equity Conditions have been met on each Trading Day during the period beginning on the Corporation Optional Redemption Notice Date through and including the Corporation Optional Redemption Date; provided that in connection with Equity Condition (c)(i), for purposes of this Section 10(a) only, if all of the Conversions Shares are not eligible for resale pursuant to effective registration statement, such condition shall be deemed met if the Conversion Shares underlying that that portion of the Preferred Shares being redeemed by the Corporation Optional Redemption Notice are eligible for resale pursuant to effective registration statement. Notwithstanding anything herein to the contrary, at any time prior to the date the Corporation Optional Redemption Price is paid, in full, the Corporation Optional Redemption Amount may be converted, in whole or in part, by the Holder into Common Shares pursuant hereto. All conversion amounts converted by the Holder after the Corporation Optional Redemption Notice Date shall reduce the Corporation Optional Redemption Amount required to be redeemed on the Corporation Optional Redemption Date. In the event of the Corporation's redemption of any portion of the Preferred Shares under this Section 10(a), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section l0(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(b) Pro Rata Redemption Requirement. If the Corporation elects to cause a Corporation Optional Redemption of the Preferred Shares, then it must simultaneously take the same action with respect to all Preferred Shares.

ANNEXA

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT PREFERRED SHARES)

The undersigned hereby elects to convert the number of Series B Convertible Preferred Shares indicated below into common shares, no par value (the "Common Shares"), of Vision Marine Technologies Inc. (the "Corporation"), a corporation organized under the laws of Quebec, Canada, according to the conditions hereof, as of the date written below. If Common Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Subscription Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

_______________________________________________

Number of Preferred Shares owned prior to Conversion:

___________________

Number of Preferred Shares to be Converted:

__________________________

Stated Value of the Preferred Shares to be Converted:

_______________________

Number of Common Shares to be Issued:

_____________________________

Applicable Conversion

Price:___________________________________________________

Number of Preferred Shares subsequent to Conversion:

________________

Address for Delivery: ________________________

or

DWAC Instructions:

Broker no: ___________

Accountno: _______________

HOLDER
By:
Name:
Title:

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